UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2014

SCIENCE APPLICATIONS

INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35832	46-1932921
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 SAIC Drive, McLean, Virginia		22102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 676-4300

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

SAIC Appoints New Chief Human Resources Officer

Science Applications International Corporation (SAIC) announced today that it has appointed Kimberly Admire as its Chief Human Resources Officer, effective August 11, 2014. Ms. Admire was formerly a Vice President of Lockheed Martin Corporation and served in a number of key leadership positions during her 16-year career there, most recently responsible for enterprise-wide culture, diversity and equal opportunity programs. As a member of SAIC’s executive team reporting to the Chief Executive Officer, Ms. Admire will lead the development and implementation of key employee related initiatives, including organizational culture and development, compensation and benefits, talent management, workforce planning, recruiting and employee engagement.

Ms. Admire will succeed Brian Keenan, who is stepping down effective August 1, 2014. Mr. Keenan served as Chief Human Resources Officer of SAIC’s former parent since 2007 after joining that organization in 2000. Mr. Keenan led the human resources aspects of SAIC’s spin-off from its former parent, which was completed in September 2013. In accordance with a Release Agreement dated July 17, 2014 between Mr. Keenan and SAIC, Mr. Keenan will remain as a consulting employee to SAIC through April 2015 to help ensure a smooth transition of his management role in the company to Ms. Admire. As a consulting employee, Mr. Keenan will continue to be eligible to participate in certain company plans, including vesting of equity awards previously granted to him under the company’s Equity Incentive Plan. Following his August 2014 transition, Mr. Keenan will receive a payment of approximately $130,000 from SAIC, less applicable tax withholdings.

A copy of the press release announcing this management change is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release distributed July 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ Mark D. Schultz
Mark D. Schultz
Executive Vice President and General Counsel

Dated: July 21, 2014

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